EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 33-80917, 333-05445, 333-49160, 333-70880, 333-100546, 333-101354, 333-106174, 333-109626 and 333-113153) and Form S-8 (Nos. 333-23933, 333-65894, 333-91337, 333-97965 and 333-118338) of Authentidate Holding Corp. of our report dated September 11, 2006, with respect to the consolidated financial statements of Authentidate Holding Corp. and our report dated September 11, 2006 with respect to Management’s Report on Internal Control over Financial Reporting and the Effectiveness of Internal Control over Financial Reporting of Authentidate Holding Corp., included in the Annual Report on Form 10-K for the year ended June 30, 2006.

We also consent to the reference to our firm in the Registration Statements on Form S-3 under the caption “Experts.”

/s/ Eisner, LLP

New York, New York

September 12, 2006